EXHIBIT 99.1

For Immediate Release

IBEX Limited Announces $20 Million Share Repurchase Program

WASHINGTON, May 13, 2026 -- IBEX Limited (“ibex”) (Nasdaq: IBEX), a global leader in outsourced business services and AI-powered customer experience solutions, today announced that its Board of Directors has authorized a share repurchase program, under which the Company may repurchase up to $20 million of its common stock during the next 12 months (the “Share Repurchase Program”).
“Our new repurchase program reflects our confidence in the strength of our business, financial position, and growth trajectory,” said Bob Dechant, ibex CEO. “We remain focused on deploying capital thoughtfully and in a manner that drives value for our shareholders.”
The Company's proposed repurchases may be made from time to time through open market transactions at prevailing market prices, in privately negotiated transactions, in block trades and/or through other legally permissible means, depending on the market conditions and in accordance with applicable rules and regulations. The timing and dollar amount of repurchase transactions will be subject to the Securities and Exchange Commission (the “SEC”) Rule 10b-18 and/or Rule 10b5-1 requirements.
The Board will review the Share Repurchase Program periodically and may authorize adjustment of its terms and size or suspend or discontinue the program. The Company expects to fund the repurchases under this program with its existing cash balance and free cash flow. The repurchase program will be executed consistent with the Company’s capital allocation strategy, which will continue to prioritize aggressive investments to grow the business.
The repurchase program does not obligate the Company to acquire any particular amount of common shares, and the repurchase program may be suspended or discontinued at any time at the Company’s discretion.
About ibex
ibex is a global leader in outsourced business services and AI-powered customer experience solutions, enabling the world’s best brands to deliver truly differentiated experiences for their customers. Leveraging a global team of more than 36,000 human CX experts – powered by the best AI technology, decades of CX innovation, and deep business insights – ibex engineers seamless, end-to-end customer journeys from AI agents to human agents at scale across retail, e-commerce, healthcare, fintech, utilities, technology, logistics, and more. Discover more at ibex.co and connect with us on LinkedIn.

Investor Contact
Tom Colton and Greg Bradbury
Gateway Group, Inc.
949-574-3860
IBEX@gateway-grp.com

Media Contact
Dan Burris
ibex
Daniel.Burris@ibex.co